EXHIBIT 10.25

Bus Services Agreement

This Bus Services Agreement (“Agreement”) is entered into this 14th day of October, 2003, by and between Great Lakes Aviation, Ltd., an Iowa corporation whose mailing address is 1022 Airport Parkway, Cheyenne, WY 82001 (“Great Lakes”), and Greyhound Lines, Inc., a Delaware corporation whose mailing address is P.O. Box 660362, Dallas, TX 75266-0362 (“Greyhound”).

1.	Services

Greyhound will provide bus transportation services for Great Lakes, consisting of Buses (as hereinafter defined) and drivers, to transport Great Lakes’ passengers between the airport origins and airport destinations as set forth in Exhibit A (the “Services”). For purposes of this Agreement, the term “Exhibit A” shall mean the Exhibit A attached hereto, as such Exhibit A may be amended from time to time. Greyhound shall only be obligated to perform the specific aspects of the Services as delineated in this Agreement.

2.	Term

(A) This Agreement shall commence on November 12, 2003 (the “Effective Date”) and shall continue in effect for a period of three (3) years. .

(B) Notwithstanding the foregoing, either party may terminate this Agreement at any time, for any reason or for no reason, by giving the other party not less than ninety (90) days prior written notice.

(C) If this Agreement is terminated by Great Lakes at any time prior to November 12, 2006, for reasons not due to Greyhound’s breach of this Agreement or failure to meet the Performance Standards set forth in Exhibit A, Great Lakes shall be obligated to pay the one-time Early Termination Charge set forth in Exhibit A.

3.	Right of First Refusal and Exclusivity

(A) During the term of this Agreement, Greyhound will not enter into any similar agreement with any other airline under which Greyhound would provide bus services to or from the Airports listed in Exhibit A. Notwithstanding the foregoing, Greyhound may operate “curbside” service to or from the Airports for its own account or under contract with any other party, including other airlines.

(B) With respect to any airports not listed on Exhibit A:

(i) Great Lakes will give Greyhound the right of first refusal, and the right to make a best and final offer on bus services Great Lakes wishes to have operated at such airports; and

(ii) Greyhound will give Great Lakes the right of first refusal, and the right to make a best and final offer to serve as the air transportation carrier for bus services Greyhound wishes to operate at Hub airports listed at Exhibit A.

(C) In the event Great Lakes and Greyhound agree to provide additional bus services to any such additional airports, then for the purposes of this Agreement, such additional bus services shall be included in the definition of “Services” and such additional airports shall be included in the definition of “Airports”.

4.	Buses

(A) With respect to bus services to be provided by Greyhound for the Airports listed on Exhibit A, Greyhound shall initially furnish six (6) MCI G4500 Model coaches (hereinafter referred to as the “Bus” or “Buses”), each with a seating capacity (in the non-ADA passenger configuration) for 51 passengers. One (1) of the six (6) Buses will be utilized as a spare Bus. All Buses will have cellular telephone and/or on-board/radio communications for the driver through either a handheld or bus-mounted device.

(B) Greyhound will vinyl wrap the nameboard and rear of the Buses as well as repaint the visible roof area with a design to be provided by Great Lakes. The vinyl wrap will also include Greyhound’s Flightlink® logo on the nameboard and rear of the Bus. Greyhound shall also, from time to time, place in the Buses any customer promotional materials furnished by Great Lakes. At the request of Great Lakes, and at their sole cost and expense, Great Lakes may at any time request that any or all Buses be re-wrapped or refreshed. Greyhound will be responsible for repairs to wraps that have been accidentally damaged.

(C) Buses will be equipped with tray tables, cup holders, window shades, wheelchair lifts, power outlets and any security equipment as required by the parties or the Transportation Security Administration (“TSA”).

(D) As required by any Airport, transponders will be installed by Greyhound on all Buses providing the Services. Transponders for the E-470 Tollway will also be installed by Greyhound on all Buses providing the Services. Great Lakes will be responsible for paying and/or reimbursing Greyhound for all toll charges and usage fees in connection with the transponders.

(E) Greyhound shall at all times maintain the Buses in a good, safe and clean operating order, repair and condition.

(F) Any additional Buses that are requested or required to be added to perform either (i) the Services for the Airports listed on Exhibit A or (ii) bus services for any other airports pursuant to Section 3.(B) herein above, may on a short term basis be configured to either a 47- or 55-seating capacity bus and will become subject to this Section 4.

5.	Ticketing

(A) Great Lakes personnel shall be solely responsible for all aspects of ticketing/boarding passes, check-in and seat assignments of all passengers boarding the Buses in connection with the Services.

(B) Great Lakes personnel will notify Greyhound’s driver when the Bus is cleared to depart the origin location.

6.	Baggage, Freight, Customer Service and Security Procedures

(A) Through-checked baggage and freight (collectively “baggage”) service between the Bus and aircraft, and aircraft and the Bus, will be offered as part of the Services. Great Lakes personnel will be solely responsible for all aspects of (i) baggage checking and (ii) loading/unloading checked baggage into compartments under the Bus. Once checked baggage is loaded, Great Lakes personnel will close the baggage compartment doors. Prior to loading each Bus for departure, Great Lakes personnel shall check all baggage compartments for unmanifested, suspicious or unauthorized items.

(B) Prior to each schedule departure from an Airport, Great Lakes personnel shall be responsible for affixing numbered seals on all baggage compartments and the main entry door to the Bus. Greyhound personnel will activate the air-locked baggage compartment doors and key lock all exterior doors. Upon arrival of a scheduled Bus at an Airport entry point, Great Lakes personnel shall be responsible for checking the integrity of the seals on the Bus. Great Lakes personnel shall have sole custody of the seals.

(C) Great Lakes will be solely responsible for complying with all TSA rules and regulations concerning the checking, matching and screening of passenger baggage to be loaded on or transferred between the Buses and aircraft. Great Lakes personnel will provide the Greyhound driver with a manifest of both the passengers on board as well as the corresponding baggage underneath the Bus. Such manifest will be produced and provided to TSA authorities as well as to Great Lakes personnel at the destination or connecting airport.

(D) Greyhound personnel shall be responsible for performing a pre-trip and security inspection of each Bus prior to the first trip of each day and prior to the initial entry of the Bus into the secured area of an Airport. While each Bus is enroute, the Greyhound driver will be responsible for immediately notifying Great Lakes as to any known or suspected breaches of security or seals occurring on the Bus.

(E) All claims for missing, damaged or delayed baggage will be handled, processed and resolved by Great Lakes personnel. Passengers will be instructed that all claims for checked baggage will be filed with Great Lakes, and Great Lakes’ baggage claim procedures and limitations of liability will apply. Greyhound shall fully cooperate with Great Lakes with respect to any claims for baggage that is lost or damaged from the time such baggage is loaded on the Bus until such baggage is unloaded off the Bus. Great Lakes will assume all liability for missing, damaged or delayed baggage except for liability that arises from Greyhound’s sole negligence or misconduct, or except for damage or liability which arises during exclusive operational control of the Bus by Greyhound.

(F) Great Lakes personnel will handle all customer service issues and complaints from passengers. Greyhound shall fully cooperate with Great Lakes with respect to any investigations of customer service issues and complaints about Greyhound’s bus service.

(G) If at any time and for any reason Greyhound is not permitted to operate the Services onto an Airport tarmac, Greyhound shall pick-up or drop-off the Great Lakes passengers to curbside locations at the Airport so affected, as directed by Great Lakes.

7.	Fee and Payment Terms

(A) On the first day of each month, Greyhound will invoice Great Lakes in advance for the monthly flat fee as set forth in Exhibit A.

(B) Additionally, on a monthly basis, Greyhound will invoice Great Lakes for any additional trips provided as part of the Services at the Per Trip Rate Amount set forth in Exhibit A and for any other amounts payable by Great Lakes under this Agreement.

(C) The amounts payable to Greyhound will be reduced by the Per Trip Rate Credit Amount set forth in Exhibit A for each trip which Greyhound is unable to operate due to a mechanical failure of the Bus or when Greyhound requests that a scheduled trip be cancelled.

(D) In the event that Great Lakes requests that Greyhound cancel a scheduled trip, the amount payable will be reduced for that trip base don the Cancellation Amount set forth in Exhibit A.

(E) Great Lakes will pay Greyhound all amounts due within thirty (30) days of invoice date.

8.	Schedule and Service Changes

(A) At the request of Great Lakes, Greyhound shall delay and hold the scheduled departure of any trip. In no event shall Greyhound be obligated to hold a departure beyond a driver’s available hours of service limitations. Any added costs actually incurred by Greyhound as a result of such requests by Great Lakes shall be reimbursed.

(B) Greyhound will work with Great Lakes to make reasonable accommodations, as requested, to change the schedules for Services provided under this Agreement. In the event that a requested schedule change results in changed costs to Greyhound, the fees set forth in Exhibit A will be adjusted to reflect such changed costs. Greyhound shall make every reasonable effort to notify Great Lakes in writing of any such added costs prior to the implementation of any such proposed schedule change.

(C) Greyhound is not obligated to agree to a schedule pattern which increases the number of Buses or drivers required to provide the Services, although Greyhound will make every reasonable effort to meet requests from Great Lakes for increased service.

(D) Great Lakes will be solely responsible for reimbursing Greyhound for any extra fees and expenses incurred by Greyhound which result from any service modifications requested by Great Lakes.

9.	Indemnification

(A) Greyhound shall defend, indemnify and hold harmless, Great Lakes, its officers, employees, agents and assigns, from and against any and all claims, demands, actions, proceedings, suits, costs, expenses, judgments, damages and liabilities (including reasonable attorneys’ fees and expenses) of whatsoever nature and by whomsoever made, brought or recovered as a result of loss or damage to property or injury or death to persons, arising from or directly out of acts or occurrences: (i) while Great Lakes passengers or baggage are in the custody of, or being transported by Greyhound on Greyhound’s buses; (ii) while Greyhound’s Buses are being operated by Greyhound’s drivers; or (iii) by Greyhound or its agents or employees.

(B) Great Lakes shall defend, indemnify and hold harmless, Greyhound, its officers, employees, agents and assigns, from and against any and all claims, demands, actions, proceedings, suits, cost, expenses, judgments, damages and liabilities (including reasonable attorneys’ fees and expenses) of whatsoever nature and by whomsoever made, brought or recovered as a result of loss or damage to property or injury or death to persons, arising from, or directly out of acts by Great Lakes or its agents or employees, or occurrences under Great Lakes’ or its agents or employees control pursuant to this Agreement.

(C) In the event that any claim is made or suit is commenced against either party hereto asserting a liability, as defined herein, of the other party, such party shall give prompt written notice to the other party hereto, and shall furnish all available communications, legal processes, data, papers, records, and other information material to such claim or suits as such other party may from time to time request.

10.	Insurance

(A) Greyhound will, at its expense, obtain and maintain in full force and effect throughout the term hereof policies of insurance for comprehensive general and automobile liability coverages with aggregate limits of at least $225 million per occurrence. Such insurance coverages will be endorsed to name Great Lakes as an additional insured to the extent of the contractual obligations assumed by Greyhound under this Agreement. As an additional insured, Great Lakes will be insured for the full limits of Greyhound’s general and auto liability insurance coverages. Certificates of insurance will be provided to Great Lakes prior to or upon execution of this Agreement. Each certificate of insurance shall provide that if the insurance policy is cancelled or lapses for any reason, or any substantial change is made in policy terms, conditions or coverage, then such cancellation, lapse or change shall not be effective as to Great Lakes until thirty (30) days after Great Lakes’ receipt of written notice from the insurer regarding such cancellation, lapse or change in policy terms, conditions, or coverage.

(B) Great Lakes will, at its expense, obtain and maintain in full force and effect throughout the term hereof policies of insurance for comprehensive general and aviation liability coverages with aggregate limits of at least $225 million per occurrence. Such insurance coverages will be endorsed to name Greyhound as an additional insured to the extent of the contractual obligations assumed by Great Lakes under this Agreement. As an additional insured, Greyhound will be insured for the full limits of Great Lakes’ general liability and aircraft liability insurance coverages. Certificates of insurance will be provided to Greyhound prior to or upon execution of this Agreement. Each certificate of insurance shall provide that if the insurance policy is cancelled or lapses for any reason, or any substantial change is made in policy terms, conditions or coverage, then such cancellation, lapse or change shall not be effective as to Greyhound until thirty (30) days after Greyhound’s receipt of written notice from the insurer regarding such cancellation, lapse or change in policy terms, conditions, or coverage.

11.	Workers Compensation

Both parties will comply with all Workers Compensation, Employer’s Liability and other federal, state, county and municipal laws, ordinances, rules and regulations required of an employer performing services as herein contemplated, and will meet all statutory limits covering all employees involved with the Services under this Agreement.

12.	Greyhound’s Personnel

(A) Greyhound shall provide a sufficient number of professional, qualified drivers who meet all requirements as set forth in all applicable administrative, state and federal laws, including, without limitation, TSA security standards. All such drivers will at all times be employees of Greyhound and not Great Lakes. Greyhound at all times will be an independent contractor with full and complete responsibility for all of its employees, agents and subcontractors. To that end, Greyhound will employ and direct such personnel as it requires to perform said Services, will exercise full and complete authority over its personnel, and will have the sole right to hire and discharge said persons; provided, however, Greyhound shall, upon objection from Great Lakes concerning the conduct, demeanor or appearance of any employee of Greyhound immediately take all reasonable remedial steps necessary, including, without limitation, removing the employee from involvement with the Services. Greyhound will provide Great Lakes with a list of all drivers who will be operating the Services.

(B) Greyhound drivers will wear Greyhound’s standard issued uniforms with uniform items carrying Great Lakes identity which will be supplied by Great Lakes.

(C) Great Lakes will provide the identification badges necessary to enter the tarmac and to allow access between the bus and the terminal building.

(D) Greyhound drivers will perform light cleaning services (by removing trash) of the Buses. Great Lakes reserves the right to inspect the Buses prior to each departure for cleanliness. Great Lakes personnel shall be responsible for any emergency cleaning on the Buses.

(E) In addition to the drivers required to operate the Services, Greyhound will provide personnel who will be responsible for managing the Services, and will be the point of contact for Great Lakes for any day-to-day Service-related issues. Greyhound will furnish one supervisor who will be located at one of the Airport locations.

(F) Greyhound drivers who operate the Services will be made available for training jointly administered by Great Lakes and Greyhound. Greyhound will provide Great Lakes with a copy of a motor vehicle report, DOT card, training records pertaining to the Services and other information to the extent permitted by law for each driver operating the Services. All costs for training Greyhound personnel (wages, hotel, travel and incidentals) in excess of 20 hours per person per year shall be borne by Great Lakes.

13.	Compliance with Rules, Regulations and Laws

(A) In performing the Services hereunder, Greyhound shall at all times comply with any and all applicable municipal, county, state and federal rules, regulations and laws governing its operations as a motor passenger carrier.

(B) Greyhound will, at its expense, furnish fuel, maintenance service on the Buses, license plates, federal, state and local vehicle licenses, registrations and operating authority in connection with the Services provided by Greyhound pursuant to this Agreement.

(C) Great Lakes will, at its expense, obtain all required permits, fees, licenses and approvals that are necessary in order for the Services to be performed at each of the Airport properties and will pay all docking fees, access charges and other costs associated with the Services being performed at each of the Airport properties.

(D) Great Lakes will notify Greyhound of any modifications in rules, operating procedures or TSA requirements that Greyhound would be required to comply with including, without limitation, operations on the tarmac or access to each of the Airport properties. Should such modifications in rules, requirements or procedures result in additional costs to Greyhound, Greyhound shall be entitled to pass on such cost increases to Great Lakes.

14.	Taxes

Great Lakes will pay any sales, use or excise taxes (except for any tax levied upon or measured by Greyhound’s net income or property taxes assessed on Buses) imposed by any taxing authority and required to be paid by Greyhound or Great Lakes as a result of Services provided to Great Lakes under this Agreement.

15.	Confidential Information

(A) Each party and its employees, officers, directors, subcontractors and agents agree not to disclose to any third party without prior written consent of the other party: (i) the existence of this Agreement or any of its terms or conditions; or (ii) any confidential information or data, either oral or written, received from the other party, including but not limited to all orders, forecasts, financial or marketing plans or data, or any data processing programs or procedures, and all information within those plans, programs, or in Great Lakes’ reservation system; provided, however, the forgoing restrictions shall not apply to any information which is required to be disclosed under any law, governmental rule or regulation, or court order.

(B) Each party will take all reasonable precautions to assure that their employees, officers, directors, subcontractors and agents are aware of and comply with the confidentiality required hereunder.

16.	CONSEQUENTIAL DAMAGES AND LIMITATION ON LIABILITY

EXCEPT AS PROVIDED UNDER THE INDEMNIFICATION PROVISIONS ABOVE, NEITHER PARTY WILL BE LIABLE FOR, AND EACH PARTY WAIVES AND RELEASES ANY CLAIMS AGAINST THE OTHER PARTY FOR, ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES, LOST PROFITS, OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, RESULTING FROM A PARTY’S PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

NEITHER PARTY SHALL NOT BE LIABLE TO THE OTHER PARTY FOR ANY DELAYS IN THE SERVICES, DISRUPTIONS OR DELAYS TO PASSENGER SCHEDULES OR TRAVEL PLANS, MISSED CONNECTIONS OR INCONVIENCE CAUSED BY EVENTS BEYOND SUCH PARTY’S REASONABLE CONTROL AND IN NO EVENT SHALL SUCH PARTY’S LIABILITY FOR ANY TRIP WHERE SUCH DELAYS OR DISRUPTIONS ARE EXPERIENCED, WHETHER DUE TO SUCH

PARTY’S FAULT OR NOT, EXCEED THE APPLICABLE PER-TRIP RATE SET FORTH IN EXHIBIT A TO THIS AGREEMENT.

17.	Trademarks and Advertising

(A) Neither party will use the other party’s trade name or any service marks or logos owned or registered by the other party or its parent or affiliates without first obtaining prior written approval from the other party of such use. Neither party will use any advertising or promotional material, brochures, or other printed matter containing the name, logo or trademarks of the other party, its parent or affiliates without first obtaining prior written approval from the other party of such use.

(B) Either party may refer to the other party as a customer reference in non-public business dealings with potential customers and financial concerns. Neither party will refer to this Agreement or use the name of the other party in any form of publicity or advertising, whether directly or indirectly, without the prior consent of the other party.

18.	Force Majeure

Neither party will be responsible for delays or any failure or suspension of performance (excluding the obligation to pay for Services) caused by acts of God or governmental authority, inclement weather, traffic congestion, road construction, airport construction, air traffic control restrictions, security mandates, acts of terrorism, war, civil unrest, strikes, lock outs or labor disputes (whether involving Greyhound, Great Lakes or third parties), breach by suppliers of supply agreements, interruption in utilities, or other similar or dissimilar causes beyond the reasonable control of the party claiming force majeure.

19.	Termination

(A) If either party (the “Defaulting Party”) fails to observe or perform any of its obligations under this Agreement and if this failure continues for a period of twenty (20) days after receipt of written notice to the Defaulting Party thereof, then, without prejudice to any other rights or remedies the other party may have, this Agreement may be terminated as of the expiration date of the twenty (20) day notice period. Notwithstanding the foregoing, the failure of a party to comply with its obligations under Section 10 of the Agreement shall be grounds for immediate termination of this Agreement.

(B) If either party (the “Defaulting Party”) becomes insolvent; if the other party (the “Insecure Party”) has evidence that the Defaulting Party is not paying its bills when due without just cause; if the Defaulting Party takes any step leading to its cessation as a going concern; or if the Defaulting Party either ceases or suspends operations for reasons other than a strike, the Insecure Party may immediately terminate this Agreement on notice to the Defaulting Party unless the Defaulting Party immediately provides adequate assurance of the future performance of this Agreement by establishing an irrevocable letter of credit issued by a U.S. bank acceptable to the Insecure Party, on terms and conditions acceptable to the Insecure Party, and in an amount sufficient to cover all amounts potentially due from the Defaulting Party under this Agreement that may be drawn upon by the Insecure Party if the Defaulting Party does not fulfill its obligations under this Agreement in a timely manner.

(C) Either party may terminate this Agreement pursuant to the provisions of Section 2.(B) of this Agreement.

(D) Exercise by either party of its right to terminate under any provision of this Agreement will not affect or impair such party’s right to enforce its other rights or remedies under this Agreement. All obligations of the parties that have accrued before termination or that are of a continuing nature will survive termination.

20.	Notices

Any notices are required to be sent under this Agreement will be in writing and sent by personal delivery; express mail; or prepaid, certified mail, return receipt requested, to the following addresses:

To Great Lakes:	To Greyhound:

Great Lakes Aviation, Ltd.	Greyhound Lines, Inc.
1022 Airport Pkwy.	P.O. Box 660362
Cheyenne, WY. 82001	Dallas, TX 75266-0362
Attn: Chief Executive Officer	Attn: Legal Department
Copy to: Director, Intermodal Alliances

Express Mail:

Great Lakes Aviation, Ltd.	Greyhound Lines, Inc.
1022 Airport Pkwy.	15110 N. Dallas Parkway, Suite 630
Cheyenne, WY. 82001	Dallas, TX 75248
Attn: Chief Executive Officer	Attn: Legal Department
Copy to: Director, Intermodal Alliances

Notices sent by personal delivery or express mail will be effective on the date of delivery. Notices sent by certified mail will be deemed received three (3) days after being deposited in the U.S. mail.

21.	Non-Waiver

No waiver by either party of any default or breach by the other party of any provision of this Agreement will operate as or be deemed a waiver of any subsequent default or breach.

22.	Third Party Rights

Nothing contained in this Agreement will create or is intended to create or will be construed to create any right in or any duty or obligation to any third party.

23.	Amendments

This Agreement may be changed, modified or amended from time to time only by express written agreement of the parties executed by their authorized representatives.

24.	Assignment

This Agreement may not be assigned by either party in whole or in part, and any such assignment will be void and of no effect. Greyhound will not assign or subcontract any part of the Services to be performed under this Agreement without prior written consent of Great Lakes.

25.	Governing Law

The provisions of this Agreement will be construed and enforced in accordance with, and any dispute arising out of, or in connection with this Agreement, including any action in tort, will be governed by the laws of the State of Colorado.

26.	Entirety of Agreement

This Agreement, including any Exhibits or Schedules attached or to be attached hereto, constitutes the entire agreement and understanding of the parties on the subject matter hereof, and, as of the Effective Date, supersedes all prior agreements, whether written or oral, between the parties concerning the subject matter hereof.

THEREFORE, the parties by their authorization have executed this Agreement on the dates provided below.

GREAT LAKES:		GREYHOUND:

GREAT LAKES AVIATION, LTD.		GREYHOUND LINES, INC.

By:	/s/ Charles R. Howell IV	By:	/s/ Stephen E. Gorman

Printed Name:	Charles R. Howell IV	Printed Name:	Stephen E. Gorman
Title:	CEO	Title:	CEO

Approved as to form

By	/s/ Mark E. Southerst 10/14/03

Attorney

Dated: October 14, 2003

Exhibit A

Description of Services

Effective November 12, 2003, Greyhound will provide buses and drivers to transport Great Lakes’ passengers between the following airport origins and airport destinations based on the schedule offering in this exhibit. Greyhound is responsible for bus transportation only; Great Lakes is responsible for all passenger ticketing, ticket lifting, baggage services (including, the checking, matching, screening, loading and unloading of baggage and baggage claims), customer service and complaint resolution:

Airports:

Cheyenne Airport

Denver International Airport - Hub Airport

Ft. Collins Airport

Laramie Regional Airport

Services Between Cheyenne, WY Airport and Denver International Airport (DIA)

Service will operate from the tarmac adjacent to the Great Lakes boarding gate at Cheyenne Airport, 200 East 8th Avenue, Cheyenne, WY and will continue to the tarmac adjacent to the Great Lakes boarding gate at Denver International Airport, 8500 Peña Boulevard, Denver CO.

Services Between Laramie, WY Airport and Denver International Airport (DIA)

Service will operate from the tarmac adjacent to the Great Lakes boarding gate at Laramie Municipal Airport, 555 General Brees Rd, Laramie, WY and will continue to the tarmac adjacent to the Great Lakes boarding gate at Denver International Airport, 8500 Peña Boulevard, Denver, CO.

Services Between Ft. Collins, CO Airport and Denver International Airport (DIA)

Service will operate from the tarmac adjacent to the Great Lakes boarding gate at Loveland-Ft Collins Municipal Airport, 4824 Earhart Drive, Loveland, CO and will continue to the tarmac adjacent to the Great Lakes boarding gate at Denver International Airport, 8500 Peña Boulevard, Denver, CO.

Fee Adjustments

Effective as of each anniversary date, the parties may seek an adjustment to the then current monthly flat fee and trip rates, as set forth in Exhibit A, to cover any changes in economic conditions. Such fee or rate adjustments shall be subject to good faith negotiations between the parties. If, after a reasonable period of negotiation, the parties are unable to agree on any proposed fee or rate adjustments, either party shall have the right to terminate this Agreement pursuant to the provisions of Section 2.(B).

If this Agreement is terminated by Great Lakes at any time prior to November 12, 2006, for reasons not due to Greyhound’s breach of this Agreement or Greyhounds failure to meet its Performance Standards set forth below, then Great Lakes shall be obligated to pay the one-time Early Termination Charge set forth in Exhibit A.

The fee and rate adjustments set forth in this section do not include the fuel adjustment factor mentioned below.

Fuel Adjustment

A fuel adjustment will be made based on changes from the fuel prices in effect on the date of this Agreement, based on the OPIS Benchmark (www.opisnet.com) as follows:

Greyhound’s OPIS price per gallon at the time of this bid XXXXX1

Region and Date of OPIS Price Denver

Fleet Miles Per Gallon of Fuel 6.7

During the term of this Agreement, Greyhound will apply an adjustment in the monthly and per trip rates based on the increase or decrease in the OPIS average price per gallon. These adjustments will take place in arrears, every six months following commencement of the Services.

Formula for calculating the differential cost is: (six months commutative route miles operated) / (fleet miles per gallon) X (differential in fuel cost).

For each six-month fuel adjustment, Greyhound shall provide Great Lakes with a written explanation of the components and calculation of the fuel adjustment. The calculated amount would either result in an additional invoice for added fuel costs or a refund for fuel cost reductions.

[1]	Material omitted pursuant to a request for confidential treatment. Omitted material has been filed separately.

Early Termination Charge

If this Agreement is terminated by Great Lakes for reasons not due to Greyhound’s breach of this Agreement or failure to meet the Performance Standards set forth in this Exhibit, then Great Lakes shall pay Greyhound the following one-time Early Termination Charge in addition to all other fees due Greyhound accruing through the date of termination:

XXXXX1 minus (number of months the Agreement was in effect through the date of termination multiplied by XXXXX1 per month.

[1]	Material omitted pursuant to a request for confidential treatment. Omitted material has been filed separately.

Schedule Offerings Schedule Effective November 12, 2003
X6	Daily		Daily	X6
5302	5301	Schedules	5303	5304
1422	837	Cheyenne	1318	1908
1610	1025	Denver Intl Airport	1130	1720
Schedule Effective November 12, 2003
Daily	X7		Daily	X6
5306	5305	Schedules	5307	5308
1510	805	Laramie	1410	1950
1730	1025	Denver Intl Airport	1150	1730

Schedule Effective November 17, 2003

X6	Daily	Daily	X7		X7	Daily	Daily	X6
5314	5313	5311	5309	Schedules	5316	5318	5319	5321
1720	1515	1030	655	Ft. Collins	1005	1340	1645	1955
1815	1610	1125	750	Denver Intl Airport	910	1245	1550	1900

Cost of Services

For the schedules described above, a flat rate of XXXXX 1 per month or prorate fee for periods of less than a full month). This monthly fee is not dependent upon the number of passengers carried by Greyhound nor will it vary with the number of days per month the Services are performed. Greyhound will use Buses described in Section 4(A) when available. At Great Lakes request, additional Trips will be provided, subject to driver and equipment availability.

Any additional trips, beyond those described above, using Buses described in Section 4(A), will be charged at the following per-trip rates:

Origin	Destination	Rate per Trip
Ft Collins Airport	Denver International Airport	XXXXX[1]
Cheyenne Airport	Denver International Airport	XXXXX[1]
Laramie Airport	Denver International Airport	XXXXX[1]
Denver International Airport	Ft Collins	XXXXX[1]
Denver International Airport	Cheyenne	XXXXX[1]
Denver International Airport	Laramie	XXXXX[1]

[1]	Material omitted pursuant to a request for confidential treatment. Omitted material has been filed separately.

Additional trips using buses other than those Buses described in Section 4(A) will be charged at the following Per Trip Rate Amounts.

Origin	Destination	Rate per Trip
Ft Collins Airport	Denver International Airport	XXXXX[1]
Cheyenne Airport	Denver International Airport	XXXXX[1]
Laramie Airport	Denver International Airport	XXXXX[1]
Denver International Airport	Ft Collins	XXXXX[1]
Denver International Airport	Cheyenne	XXXXX[1]
Denver International Airport	Laramie	XXXXX[1]

Per Trip Rate Credit Amount

The amount payable by Great Lakes to Greyhound will be reduced according to the following Per Trip Rate Credit Amount for each trip which Greyhound is unable to operate due to a mechanical failure of the Bus or when Greyhound requests that a scheduled trip to cancelled.

Origin	Destination	Rate per Trip
Ft Collins Airport	Denver International Airport	XXXXX[1]
Cheyenne Airport	Denver International Airport	XXXXX[1]
Laramie Airport	Denver International Airport	XXXXX[1]
Denver International Airport	Ft Collins	XXXXX[1]
Denver International Airport	Cheyenne	XXXXX[1]
Denver International Airport	Laramie	XXXXX[1]

[1]	Material omitted pursuant to a request for confidential treatment. Omitted material has been filed separately.

Cancellation Amount

A credit (Cancellation Amount) will be applied for any individual schedules that are cancelled by Great Lakes. The credit will be based on the difference between actual miles and scheduled miles operated on a specified day. A factor of XXXXX1 cents per mile plus the cost of any tolls not incurred will be applied. It should be understood that mileage could be incurred to put drivers back into position for future schedules and days off. Any additional expenses (e.g. hotel rooms) incurred due to the cancellation would be charged to Great Lakes.

Greyhound Performance Standards

Greyhound will achieve a minimum XXXXX1 controllable completion factor and a XXXXX1 availability for on time departure within XXXXX1 minutes of scheduled departure time and arrival within XXXXX1 minutes of scheduled arrival time, excluding delays caused by Great Lakes or events of Force Majeure.

Performance Standards will be measured monthly by Great Lakes and will utilized current technology and systems used by Great Lakes in its normal operations.

Greyhound will be considered to be in non-compliance if the standards above have not been met in two (2) consecutive months or in three (3) out of six (6) months.

The sole remedy for non-compliance with the Performance Standards is termination of this Agreement and such termination must be exercised within 60 days of the non-compliance period.

[1]	Material omitted pursuant to a request for confidential treatment. Omitted material has been filed separately.